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                                                                  EXECUTION COPY





                        ---------------------------------




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


                            KENSEY NASH CORPORATION,
                             A DELAWARE CORPORATION,
                   SOLELY FOR PURPOSES OF SECTION 7.17 HEREOF,

                                       AND

                           THM ACQUISITION SUB, INC.,
                             A DELAWARE CORPORATION,

                                       AND

                 THM BIOMEDICAL, INC., A MINNESOTA CORPORATION,

                                       AND

                    THE STOCKHOLDERS OF THM BIOMEDICAL, INC.,
               SOLELY FOR PURPOSES OF SECTIONS 6.4 AND 7.16 HEREOF



                                SEPTEMBER 1, 2000




                        ---------------------------------



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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

ARTICLE I PURCHASE AND SALE OF ASSETS......................................1
         1.1      Assets...................................................1
         1.2      Assumption of Liabilities................................4
         1.3      Conveyance...............................................4

ARTICLE II CONSIDERATION AND MANNER OF PAYMENT.............................4
         2.1      Purchase Price...........................................4
         2.2      Other Agreements.........................................5
         2.3      Purchase Price Allocation................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................5
         3.1      Authority................................................6
         3.2      Organization and Qualification of the Company............6
         3.3      Capital Stock; Title to Shares...........................6
         3.4      Subsidiary...............................................7
         3.5      Transaction Not a Breach.................................7
         3.6      No Consent Required......................................7
         3.7      Financial Statements.....................................7
         3.8      Absence of Undisclosed Liabilities.......................8
         3.9      Assets...................................................8
         3.10     Compliance with Laws; Permits............................9
         3.11     Real Property............................................9
         3.12     Personal Property Leases................................10
         3.13     Contracts...............................................10
         3.14     Personal Property.......................................11
         3.15     Intellectual Property...................................11
         3.16     Employee Benefit Plans..................................12
         3.17     Employees...............................................14
         3.18     Labor and Employment Matters............................14
         3.19     Workers Compensation....................................14
         3.20     Suppliers...............................................15
         3.21     Customers...............................................15
         3.22     Distributors and Representatives.  .....................15
         3.23     Affiliate Transactions..................................15
         3.24     Insurance Policies......................................16
         3.25     Bank Accounts...........................................16
         3.26     Taxes...................................................16
         3.27     Litigation..............................................17
         3.28     Product Warranties......................................18
         3.29     Defects in Products or Designs; Product Safety..........18
         3.30     Environmental and Safety Requirements...................18


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         3.31     Conduct of the Business.................................20
         3.32     Absence of Questionable Payments........................21
         3.33     Government Contracts....................................21
         3.34     Corporate Name; Business Location.......................21
         3.35     Disclosure..............................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER........................22
         4.1      Organization and Good Standing..........................22
         4.2      Authorization...........................................22
         4.3      No Violation............................................22
         4.4      No Consent Required.....................................22
         4.5      Disclosure..............................................23

ARTICLE V CLOSING.........................................................23
         5.1      Closing.................................................23
         5.2      Deliveries by the Company...............................23
         5.3      Deliveries by Buyer.....................................24

ARTICLE VI COVENANTS AFTER CLOSING........................................24
         6.1      The Company's Access to Information.....................24
         6.2      Intentionally Omitted...................................24
         6.3      Liability for Taxes; Retention of Records...............24
         6.4      Indemnification.........................................25
         6.5      Restrictive Covenants...................................29
         6.6      Name Change.............................................31

ARTICLE VII MISCELLANEOUS.................................................31
         7.1      Notices, Consents, etc..................................31
         7.2      Public Announcements....................................32
         7.3      Severability............................................32
         7.4      Amendment and Waiver....................................32
         7.5      Counterparts............................................33
         7.6      Expenses................................................33
         7.7      Headings................................................33
         7.8      Governing Law; Arbitration..............................33
         7.9      Assignment..............................................33
         7.10     Definitions.............................................33
         7.11     Entire Agreement........................................36
         7.12     Third Parties...........................................36
         7.13     Interpretative Matters..................................36
         7.14     Brokers and Transaction Payments........................36
         7.15     Further Assurances......................................36
         7.16     Stockholder Representative..............................37
         7.17     Guaranty................................................38



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                                                                         Section
                                                                         -------


                                GLOSSARY OF TERMS


"AAA"........................................................................7.8
"Affiliate".................................................................7.10
"Affiliate Transactions"....................................................3.23
"Alternate Stockholders' Representative"....................................7.16
"Assets" ....................................................................1.1
"Assumed Liabilities"........................................................1.2
"Basket Amount"..............................................................6.4
"Beneficiaries".............................................................7.17
"Bill of Sale"...............................................................1.3
"Business"..............................................................Preamble
"Buyer".............................................................Introduction
"Buyer Indemnification Ceiling Amount".......................................6.4
"Buyer Indemnified Party"....................................................6.4
"Buyer Transaction Documents"...............................................7.10
"Ceiling Amount".............................................................6.4
"Change of Control".........................................................7.10
"Claim Notice"...............................................................6.4
"Closing"....................................................................5.1
"Closing Date"...............................................................5.1
"Closing Date Balance Sheet".................................................3.7
"Closing Date Balance Sheet Date"............................................3.7
"COBRA".....................................................................3.16
"Code"......................................................................7.10
"Company"...........................................................Introduction
"Company Indemnified Party"..................................................6.4
"Company Transaction Documents".............................................7.10
"Confidential Information"...................................................6.5
"Defense Counsel"............................................................6.4
"Defense Notice".............................................................6.4
"Direct Claim"...............................................................6.4
"Employment Agreement".......................................................2.2
"Employee Benefit Plans"....................................................3.16
"Environmental and Safety Requirements".....................................3.30
"ERISA".....................................................................7.10
"Excluded Assets"............................................................1.1
"Excluded Liabilities".......................................................1.2
"Financial Statements".......................................................3.7
"GAAP"......................................................................7.10
"Guaranty"..................................................................7.17
"Hazardous Materials".......................................................3.30
"Indemnified Party"..........................................................6.4


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                                                                         Section
                                                                         -------


"Indemnifying Party".........................................................6.4
"Initial Cash Payment".......................................................2.1
"IP Ceiling Amount"..........................................................6.4
"Knowledge".................................................................7.10
"KNSY"..............................................................Introduction
"Leased Improvements".......................................................3.11
"Leased Real Property"......................................................3.11
"Liens"......................................................................1.1
"Losses".....................................................................6.4
"Material Adverse Effect"...................................................7.10
"Material Contracts"........................................................3.13
"Non-Competition Agreements".................................................2.2
"Notes"......................................................................2.1
"Obligations"...............................................................7.17
"Permits"....................................................................1.1
"Permitted Liens"...........................................................7.10
"Person"....................................................................7.10
"Plan Affiliate"............................................................3.19
"Products"..................................................................3.28
"Proprietary Rights".........................................................1.1
"Purchase Price".............................................................2.1
"Quarterly Payments".........................................................2.1
"Restricted Period"..........................................................6.5
"Rules"......................................................................3.5
"Stockholders"......................................................Introduction
"Stockholders' Representative"..............................................7.16
"Tax".......................................................................7.10
"Tax Returns"...............................................................7.10
"Territory"..................................................................6.5
"Third Party Claim"..........................................................6.4
"Transaction Documents".....................................................7.10
"WARN Act"..................................................................3.18



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made on this 1st day of September, 2000, by and among THM Biomedical, Inc., a Minnesota corporation (the "COMPANY"), and Kensey Nash Corporation, a Delaware corporation, solely for purposes of SECTION 7.17 hereof ("KNSY"), and THM Acquisition Sub, Inc. ("BUYER"), a Delaware corporation and wholly-owned subsidiary KNSY, and the stockholders of the Company whose names are set forth on the signature pages hereto (the "STOCKHOLDERS"), solely for purposes of SECTIONS 6.4 and 7.16 hereof.

         WHEREAS, the Company is engaged in the business of developing and commercializing technology and products based on synthetic polymer porous materials (the "BUSINESS");

         WHEREAS, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, all of the assets used in the Business and assume substantially all of the liabilities of the Business, upon the terms and conditions set forth below; and

         WHEREAS, certain capitalized terms have the meanings respectively indicated in SECTION 7.10 herein.

         NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.1  ASSETS.

         (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, transfer and deliver to Buyer, free and clear of all liens, hypothecations, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature ("LIENS") other than Permitted Liens and those liabilities being assumed by Buyer pursuant to this Agreement, and Buyer shall purchase from the Company, the Business and all the Company's right, title and interest in and to all of its assets (other than the Excluded Assets), wherever located and whether or not all or any of said assets appear on or are reflected upon the Company's books, records or financial statements (collectively, the "ASSETS"), including, but not limited to, the following (to the extent such categories of assets or properties are owned by the Company):



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              (i)    Movable/Tangible Personal Property. All molds, fixtures,
         tooling, equipment and machinery, tools, vehicles (whether or not registered under motor vehicle registration laws), furniture, computer hardware and software, office furniture and equipment and other similar personal or movable property of the Company;

              (ii) Inventories and Supplies. All inventory of the Company used in connection with the Business, including, without limitation, raw materials, work-in-process, finished goods, merchandise for resale, spare parts, packaging and shipping materials and office, operating and other supplies, whether or not located at the Company's principal place of business;

              (iii) Receivables. All notes and accounts receivable of the Company and all notes, bonds and other evidences of indebtedness of any entity or person held by any of the Company, including, without limitation, all trade, employee, officer and other accounts and monies receivable;

              (iv) Contracts. All rights and benefits that the Company may have in connection with the Business under the Material Contracts (as defined in SECTION 3.13) and any and all other agreements, contracts, purchase orders, forward commitments for works-in- progress, licenses and leases, whether written or oral, pertaining to the Business, to the extent assignable;

              (v) Intellectual Property. All intellectual property, confidential information, and proprietary information in the world owned or used by the Company in connection with the Business including, without limitation, (a) the Company's registered corporate names and assumed names wherever used, including, without limitation, the name "THM Biomedical"; (b) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (c) all trademarks, service marks, trade dress, trade names and corporate names presently or previously used by the Company in connection with the Business, whether or not registered by the Company; (d) all registered and unregistered statutory and common law copyrights; (e) all registrations, applications, extensions and renewals for any of the foregoing; (f) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, databases, internet domain names, documentation and software, financial, business and marketing plans, and customer and supplier lists and related information; (g) all agreements, commitments, contracts, understandings, licenses, assignments or indemnities relating or pertaining to an asset, property or right of the character described in the preceding clauses to which the Company is a party; (h) all licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas used in or relating to the Business to which the Company is a


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         party; (i) all correspondence and memoranda between the Company and its intellectual property counsel relating to Proprietary Rights; and
         (j) all other intellectual property, confidential information and proprietary rights (collectively, "PROPRIETARY RIGHTS");

              (vi) Records. Subject to the Company's right to review such items in accordance with SECTION 6.1 hereof, all records, files, and papers of the Company (other than those records described in SECTION 1.1(B)), including, but not limited to, sales and purchase correspondence, past and current insurance policies, customer and supplier lists, books of account and employment records;

              (vii) Licenses, Permits and Approvals. All rights of the Company in and to permits, licenses, approvals and authorizations by or of governmental authorities or third parties issued or granted or otherwise received in connection with the Business, including, without limitation, FDA approvals, if any ("PERMITS"), to the extent assignable;

              (viii) Claims. All causes of actions, claims, warranties, guarantees, refunds (other than federal tax refunds) covenants, indemnities and the like, rights of recovery and set-off of every kind and character of the Company related to the Business, including, without limitation, rights and claims against suppliers of inventory and other Assets transferred hereunder;

              (ix) Customer Property. The right to custody of all assets owned by a customer of the Business or other person and held by the Company on behalf of such customer or other person, subject to the rights of such third party with respect to such assets;

              (x) Prepaids. All advances, deposits, credits, transferable insurance policies, prepaid royalties and other prepaid assets and expenses of the Company in connection with the Business;

              (xi) Goodwill. All goodwill associated with the Business, along with the right of Buyer to hold itself out as the successor of the Company in the conduct of the Business;

              (xiii) Securities. All securities that the Company may have an interest in, including, without limitation, the capital stock of any subsidiary of the Company;

              (xiv) Cash. All cash and cash equivalents of the Company, including, but not limited to, lockbox receipts; and

              (xvi) Other Assets. All other properties and assets owned or held by the Company and used in connection with the Business, whether or not of a type falling within any of the categories of assets or properties described above, unless specifically forming part of the Excluded Assets.


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         (b) Notwithstanding the foregoing, the following assets of the Company shall be retained by the Company and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "EXCLUDED ASSETS"):

              (i) Records. The Company's formal records, including its governing documents, minute books, stock books and other records having exclusively to do with the corporate organization of the Company and all of the Company's Tax Returns and financial records;

              (ii) This Agreement. The Company's rights, and the rights of the Stockholders, pursuant to this Agreement and the Transaction Documents;

              (iii) Nonassignable Permits. Any Permits which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained; and

              (iv) Employee Benefit Plans. All monies, rights and other assets (including any insurance policy, annuity contract or trust) maintained under, pursuant to or in direct connection with any Employee Benefit Plan.

         1.2  ASSUMPTION OF LIABILITIES.

         (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer shall assume and agree to perform, pay and discharge all of the liabilities of the Company as of the Closing Date including liabilities and claims of which the Company does not have knowledge prior to the Closing Date but which are asserted as liabilities of the Company after the Closing Date (the "ASSUMED LIABILITIES"), subject to Buyer's right to seek indemnification in accordance with SECTION 6.4 for alleged breaches of the Company's representations and warranties set forth in ARTICLE III pertaining to such liabilities.

         (b) Notwithstanding SECTION 1.2(A) hereof, and notwithstanding any disclosures made to Buyer or its agents in the conduct of their due diligence investigations of the Company and its business and further notwithstanding any matters disclosed on any Schedules hereto, Buyer shall not assume any of the liabilities of the Company, and the Company shall remain unconditionally liable for those liabilities of the Company set forth on Schedule 1.2(b) of this Agreement (the "EXCLUDED LIABILITIES").

         1.3 CONVEYANCE. At the Closing, the Company and Buyer shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 1.3 (the "BILL OF SALE"), pursuant to which the Company shall convey to the Buyer the Assets and the Buyer shall assume the Assumed Liabilities.



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                                   ARTICLE II

                       CONSIDERATION AND MANNER OF PAYMENT

         2.1 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") to be paid by Buyer for the Assets, and the rights and benefits conferred hereunder, is payable as follows:

              (a) The Company hereby assigns its right to receive the Purchase Price to the Stockholders pro-rata based upon their percentage ownership of common stock of the Company (as set forth on Schedule 3.3). Buyer shall pay to the Stockholders at Closing, by wire transfer of immediately available funds to the bank accounts of the Stockholders as designated on Schedule 2.1 attached hereto, an aggregate of $6,600,000 (the "INITIAL CASH PAYMENT").

              (b) Buyer shall pay to the Stockholders an aggregate of $4,500,000, payable in equal quarterly installments of $281,250 on the last business day of each of the first sixteen (16) calendar quarters following the Closing Date, with the first payment being made on December 31, 2000, by wire transfer of immediately available funds to the Payees' designated bank accounts (the "QUARTERLY PAYMENTS"). At Closing, Buyer shall evidence its obligation to pay the Quarterly Payments by issuing to each of the Payees a promissory note, substantially in the form attached hereto as Exhibit 2.1(b) (the "NOTES"), in the amount set forth on Schedule 2.1 for each such Payee, payable in sixteen
(16) equal quarterly installments. The Notes may be prepaid by Buyer, in whole or part, without penalty. In the event of a Change of Control (as defined in SECTION 7.10) of Buyer prior to September 30, 2004, the outstanding principal balance under the Notes shall immediately accelerate, and such outstanding amounts shall be payable concurrently with the closing of such Change of Control transaction.

         2.2 OTHER AGREEMENTS. At the Closing, KNSY shall enter into the following agreements:

              (a) Non-competition agreements, to be executed by each of Thomas Maas and William Maas, substantially in the forms of Exhibit 2.2(a)(i) and
Exhibit 2.2(a)(ii) attached hereto (the "NON-COMPETITION AGREEMENTS"); and

              (b) Employment agreement, to be executed by John Brekke, having a three (3) year term, substantially in the form of Exhibit 2.2(b) attached hereto (the "EMPLOYMENT AGREEMENT").

         2.3 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated for tax purposes amongst the Assets and the other consideration provided by the Company as set forth on Schedule 2.3. The parties shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation.




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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As a material inducement to Buyer to enter into this Agreement, the Company makes to Buyer the representations and warranties set forth in this
ARTICLE III, which representations and warranties are made and shall be true and correct as of the date hereof. On the date of this Agreement, the Company has delivered schedules to certain of the following representations and warranties listing any exceptions to the representations and warranties in this ARTICLE III in order to make the representations and warranties in this ARTICLE III accurate and complete. The schedules pertaining to this ARTICLE III describe any such required exceptions in reasonable detail and are arranged according to the sections contained in this ARTICLE III, provided that any exceptions described in response to any section of this Agreement shall be deemed to be exceptions to all relevant sections of this Agreement, to the extent a reasonable person could infer that such exception should be deemed to be an exception to the relevant section of this Agreement.

         3.1 AUTHORITY. The Company has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Company Transaction Documents. The execution, delivery and performance of this Agreement and each of the Company Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Transaction Documents. This Agreement and each of the Company Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms. Complete and correct copies of the Company's charter documents and bylaws, and all amendments thereof to date, have previously been delivered to Buyer.

         3.2 ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company is duly organized, validly existing, and in good standing under the laws of the State of Minnesota. The Company has full power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is not required to be qualified to do business as a foreign corporation in any other jurisdiction.

         3.3 CAPITAL STOCK; TITLE TO SHARES. Schedule 3.3 sets forth the entire authorized capital stock and the total number of issued and outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable and owned, beneficially and of record, in the amounts listed on Schedule 3.3 and no shares of capital stock of the Company are subject to, nor have been issued in violation of preemptive or similar rights. Except as set forth on Schedule 3.3, the Company has no outstanding stock or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Company has no outstanding options, warrants



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or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All issuances, sales and repurchases by the Company of its capital stock have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws.

         3.4 SUBSIDIARY. The Company has no subsidiaries and the Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other corporation, trust, partnership, joint venture or other entity.

         3.5 TRANSACTION NOT A BREACH. Neither the execution and delivery of this Agreement or any Company Transaction Document by the Company nor the performance by the Company of the transactions contemplated hereby or thereby will:

              (a) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, requirement, order, permit, judgment, injunction, decree or other decision (collectively, "RULES") of any court or other tribunal or any governmental entity or agency binding on the Company or its properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

              (b) constitute a default under the governing documents of the Company or of any Material Contract (as defined below) or any agreements in connection with the Leased Real Property;

             (c) constitute an event which would permit any party to terminate, modify, or accelerate the maturity of any indebtedness or other obligation under, any Material Contract; or

             (d) result in the creation or imposition of any Lien upon the Assets.

         3.6 NO CONSENT REQUIRED. Except as set forth on Schedule 3.6, no consent, approval, order or authorization of, or declaration, filing or registration with, any person, entity or governmental authority is required to be made or obtained by the Company in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement, the other Company Transaction Documents or the transaction contemplated hereby.

         3.7 FINANCIAL STATEMENTS. Schedule 3.7 contains the following consolidated financial statements of the Company (the "FINANCIAL STATEMENTS"):




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


              (a) the audited balance sheets as of December 31, 1999 and December 31, 1998, and the related audited statements of income and cash flows for the twelve (12) month periods then ended;

              (b) the unaudited balance sheet as of June 30, 2000, and the related unaudited statement of income and cash flows for the six (6) month period then ended; and

              (c) the unaudited statement of income and cash flows for the twelve (12) month period ended June 30, 2000.

         Schedule 3.7 includes an unaudited balance sheet as of August 31, 2000 (the "CLOSING DATE BALANCE SHEET"). Except as set forth on Schedule 3.7, each of the Financial Statements and the Closing Date Balance Sheet is complete and correct in all material respects, is consistent with the books and records of the Company and fairly and accurately presents the Company's financial condition, assets and liabilities as of the respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP consistently applied throughout the periods covered thereby, except that the Financial Statements and the Closing Date Balance Sheet lack the footnote disclosure otherwise required by GAAP which, if provided, would not reflect a Material Adverse Effect on the Company.

         3.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no debts, liabilities or obligations of any nature affecting the Business or the Assets (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), including, but not limited to, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Closing Date Balance Sheet of the Company, (b) for liabilities specifically delineated on Schedule 3.8, and (c) for liabilities and obligations which have arisen in connection with the Business after August 31, 2000 (the "CLOSING DATE BALANCE SHEET DATE") in the ordinary course of business consistent with past custom and practice.

         3.9  ASSETS.

              (a) Title. The Company has the exclusive right to possess and convey, and upon the consummation of the transactions contemplated by this Agreement, the Company will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets, free and clear of all Liens (other than Permitted Liens). The Company owns all assets reflected as being owned by it on the Closing Date Balance Sheet or purchased by it after the Closing Date Balance Sheet Date except for those assets which were disposed of by the Company after the Closing Date Balance Sheet Date in the ordinary course of business consistent with past custom and practice. The Assets constitute all of the assets and properties used in connection with the conduct of the Business and are sufficient to operate the Business as presently operated.


              (b) Inventories. The inventories of the Company consist of items of a quality and quantity useable or saleable in the ordinary course of business, except for items of obsolete material or materials below standard quality, all of which have been determined and written down to net realizable value in the Financial Statements.

              (c) Accounts Receivable. The Company's accounts receivable have arisen in bona fide arm's-length transactions in the ordinary course of business. Except to the extent of any reserves for bad debts set forth in the Financial Statements, all such receivables are valid and binding obligations of the account debtors without any counterclaims, set-offs or other defenses thereto and are collectible in the ordinary course of business.

              (d) Condition and Location. Except as set forth on Schedule 3.9, all of the tangible assets of the Company which are part of the Assets have been properly maintained in accordance with industry standards, are in good operating condition and repair and are useable in the ordinary course of business. Except as set forth on Schedule 3.9, none of the tangible assets of the Company requires any material repair or replacement, except for maintenance in the ordinary course of business. Except as set forth on Schedule 3.9, none of the personal or movable property owned or leased by the Company is located other than at the Leased Real Property.

         3.10 COMPLIANCE WITH LAWS; PERMITS. The Company is not in violation of any material Rules applicable to it, its assets, any Employee Benefit Plans or the operation of the Business and the Company has received no written notice of any violation or alleged or potential violation; provided, that to the extent the representations contained in other sections of this Agreement address compliance with specific Rules (including without limitation, representations contained in SECTIONS 3.11, 3.16 and 3.26), any representations contained in this SECTION 3.10 are qualified to the extent set forth in such other sections of this Agreement. The Company holds and at all times has held all of the material Permits necessary, desirable or useful for the current use, occupancy or operation of the Business or ownership of the Assets, all of which are set forth on Schedule 3.10. The Company is and at all times has been in full compliance with each of such Permits, all of which are in full force and effect.

         3.11 REAL PROPERTY.

              (a) The Company does not own any real property. Schedule 3.11(a) contains a complete and correct list of all the real property that is leased by the Company or that the Company has agreed (or has an option) to lease, or may be obligated to lease in connection with the conduct of the Business, as well as a correct and complete description of each lease pursuant to which such real property is leased. Such real property is hereinafter referred to as "LEASED

REAL PROPERTY," and the improvements and fixtures thereon are hereinafter referred to as the "LEASED IMPROVEMENTS."

              (b) Except as set forth on Schedule 3.11(a), the Company is the sole legal and equitable owner of the leasehold interests in the Leased Real Property and the Leased Improvements, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company to realize the benefits of the rights provided to it under its lease of the Leased Real Property and the Leased Improvements. The lease applicable to the Leased Real Property is valid and in full force and effect and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under such lease.

              (c) There are no adverse or other parties in possession of the Leased Real Property, the Leased Improvements, or any portion or portions thereof, and the leasehold interests in the Leased Real Property and the Leased Improvements are free and clear of any and all lessees, licensees, occupants or tenants except as set forth on Schedule 3.11(a). To the knowledge of the Company, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Real Property, the Leased Improvements or any portion or portions thereof. To the knowledge of the Company, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Real Property or the Leased Improvements that would interfere with the conduct of the Business, which interference would have a Material Adverse Effect. Except as set forth on Schedule 3.11(a), all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Leased Improvements are installed and connected, and no notice has been received by the Company regarding the termination or material impairment of any such service. All equipment and fixtures associated with the Leased Improvements have been properly maintained in accordance with industry standards and are in good operating condition and repair. To the knowledge of the Company, all necessary easements exist and are in full force and effect. The Leased Real Property has access, in accordance with past practice, to and from a public right of way or road dedicated for public use and no notice has been received by the Company relating to the termination or impairment of such access (including applicable parking requirements).

         3.12 PERSONAL PROPERTY LEASES. The Company is not a party to any lease of personal or movable property.

         3.13 CONTRACTS. Schedule 3.13 is a correct and complete list of every Material Contract, correct and complete copies of which previously have been furnished to Buyer (except for oral contracts, written descriptions in detail of which have been previously furnished to Buyer). Each Material Contract is enforceable against the Company and against any third parties in accordance with its terms. The Company is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Company, under any Material Contract. The Company has performed all obligations required to be performed by it under the Material Contracts and, to the knowledge of the Company, no other party to the Material Contracts is in default, and no event has occurred which with the giving of notice or the passage of time or both could constitute a default by any other party to any such Material Contract under any of such Material Contracts. The Company is not a party to any Material Contract containing late penalties or loss provisions. For purposes of this Agreement, the term "MATERIAL CONTRACTS" shall mean all contracts, agreements, instruments, purchase orders, relationships or commitments, written or oral, arising out of or related to the Business, to which the Company is a party or by which the Company or any of the Assets are bound, including, without limitation, those which (i) have or are reasonably expected to require aggregate payments to or by the Company in excess of $25,000, (ii) have a term or effective period longer than one (1) year in duration, (iii) incur or guaranty any obligation for borrowed money or otherwise (other than endorsements made for collection in the ordinary course of business), (iv) are license or royalty agreements, (v) are non- disclosure or confidentiality agreements, (vi) are agreements relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments, (vii) are powers of attorney or other similar agreements or grant of agency or (viii) are contracts or agreements prohibiting the Company from freely engaging in any business or competing anywhere in the world.

         3.14 PERSONAL PROPERTY. Schedule 3.14 is a true and complete list of all trucks, automobiles, machinery, equipment, furniture, supplies, tools, dies, fixtures, patterns, drawings, test equipment and all other tangible or intangible personal property, rights and assets owned or leased by, in the possession of, or used by the Company in connection with the Business (other than Excluded Assets) with a current fair market value in excess of $25,000 individually and, with respect to similar or related properties or assets, $25,000 in the aggregate, which list indicates the location of such items, and any Liens imposed thereon.

         3.15 INTELLECTUAL PROPERTY.

              (a) Schedule 3.15 sets forth a list and a description of all Proprietary Rights of the Company other than trade secrets and, in each instance, immaterial Proprietary Rights arising in the ordinary course of business. Except as set forth on Schedule 3.15, all of the Proprietary Rights are valid, in good standing and in full force and effect, and all applications for registrations or patents are pending and in good standing, and to the knowledge of the Company are all without challenge of any kind. The Company is not aware of any facts or circumstances adversely impacting the patentability, validity, registerability or enforceability of any of the Proprietary Rights. Except as set forth on Schedule 3.15, the Company owns the entire right, title and interest in and to the Proprietary Rights without qualification, limitation, burden or encumbrance of any kind.

              (b) Complete and accurate copies of all Proprietary Rights other than trade secrets and, in each instance, immaterial Proprietary Rights arising in the ordinary course of business, including, but not limited to, patents, patent rights, trademarks, trade names, service marks and copyrights and registrations, applications or deposits therefor, registered assumed name filings and licenses set forth on
Schedule 3.15 have been delivered to Buyer by the Company.

              (c) Except as set forth on Schedule 3.15, the Company owns all of the Proprietary Rights or has under valid agreement, the royalty-free, perpetual right to make, use and sell, and to sublicense others to make, use and sell any items, products or processes covered by any of the Proprietary Rights without restriction. Except as set forth on Schedule 3.15: (i) the Company's operation of the Business prior to the Closing (other than possibly in research and development activities) does not give rise to and has not given rise to any infringement of the intellectual property rights of any third party; (ii) no claim or, to the Company's knowledge, threat of any infringement has been made or implied in respect of the representations set forth in subparagraph (i) above; (iii) no proceedings are pending or, to the Company's knowledge, threatened against the Company which challenges the validity or ownership of any patent, patent right, trademark, trade name, service mark or copyright or the ownership of any of the Proprietary Rights; and (iv) there is no infringing commercial use of any Proprietary Rights by any third parties. Copies of all legal opinions, if any, (i) questioning the validity of any of the Company's Proprietary Rights or commenting adversely upon the patentability, validity, registerability, or enforceability of any to the Proprietary Rights or (ii) commenting upon the infringement or possible infringement of any intellectual property rights of any third parties by the Company have been delivered to Buyer, along with written summaries of any oral opinions received by the Company relating to the Proprietary Rights. After the Closing, the Company shall make available to Buyer all other correspondence and memoranda between the Company and its intellectual property counsel relating to Proprietary Rights and any potential infringement of intellectual property rights of third parties after the Closing and shall not remove such materials from their current location at the Company's offices. The Company has not licensed, attempted to license, collected royalties on or attempted to collect royalties on any patent beyond such patent's expiration date.

         3.16 EMPLOYEE BENEFIT PLANS.

              (a) Except as set forth in Schedule 3.16, the Company has not maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "Multi-Employer Plan" (as defined in Section 3(37) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the employees or former employees or beneficiaries thereof of the Company, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, "EMPLOYEE BENEFIT PLANS"), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Company having any material debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due unless properly recorded on the Financial Statements or unless such obligation or liability arose after the Closing Date Balance Sheet Date in the ordinary course of business.

              (b) There has been no waiver (or application for a waiver) of the minimum funding standards imposed by Section 412 of the Code with respect to any Employee Benefit Plan other than any multi-employer plans, and there are no facts or circumstances that would materially change the funded status of any such Employee Benefit Plan other than any multi-employer plans. No asset of the Company is subject to any lien under ERISA or the Code. The Company (i) has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Employee Benefit Plan subject to Title IV of ERISA which is a "multi-employer plan" (as such term is defined in Section 3(37) of ERISA), and no such liability has been asserted; and (ii) is not bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.

              (c) Each Employee Benefit Plan other than any multi-employer plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such Employee Benefit Plan. No Employee Benefit Plan is a multi-employer plan or is subject to Title IV of ERISA.

              (d) Each of the Employee Benefit Plans other than any multi-employer plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the date hereof have been made or properly accrued.

              (e) Neither the Company nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans other than any multi-employer plans which could subject any such Employee Benefit Plans, the Company or any officer, director or employee of the Company to a penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

              (f) To the knowledge of the Company, other than any multi-employer plan, each Employee Benefit Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") has been administered in material compliance with such requirements. No Employee Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company other than as required pursuant to COBRA or applicable state law.

              (g) With respect to each Employee Benefit Plan other than any multi-employer plans, the Company has provided Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements);
(ii) the three most recent annual reports (IRS Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (iii) the most recent determination letter, if any, received from the Internal Revenue Service.

              (h) The Company does not have any liability (or potential liability, including potential liability under, because of another entity's participation in a defined benefit plan or multi- employer plan) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company.

         3.17 EMPLOYEES. Schedule 3.17 is a complete and correct list setting forth (i) the names and current compensation rate and compensation of all individuals presently employed by the Company on a salaried basis whose current annual compensation is in excess of $25,000 and (ii) the names and total annual compensation for all independent contractors who render services on a regular or seasonal basis to the Company whose current annual compensation is in excess of $25,000. Except as set forth on Schedule 3.17, no person listed thereon has received any bonus or increase in compensation since and there has been no "general increase" in the compensation or rate of compensation payable to any such employees since the Closing Date Balance Sheet Date nor since such date has there been any promise to the employees listed on Schedule 3.17, orally or in writing, of any bonus or increase in compensation, whether or not legally binding.

         3.18 LABOR AND EMPLOYMENT MATTERS. Except as set forth on Schedule 3.18: (i) the Company is not party to or bound by any collective bargaining agreement; (ii) to the knowledge of the Company, no executive or manager of the Company is a party to any confidentiality, non- competition, proprietary rights or other such agreement between such employee and any other person other than the Company that would be material to the performance of such employee's employment duties, or the ability of the Company to conduct its business in the ordinary course of business; (iii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (iv) no organizing or decertification efforts are underway or, to the knowledge of the Company, threatened; (v) since January 1, 1994, no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the knowledge of the Company, threatened; (vi) there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the knowledge of the Company, threatened, in any forum, relating to an alleged violation or breach by the Company (or its officers or directors) of any law, regulation or contract; (vii) all amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits as of the Closing Date Balance Sheet Date are reflected in the Closing Date Balance Sheet; (viii) no employee of the Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance; and (ix) the Company will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the transactions contemplated hereunder. With respect to the transactions contemplated herein, any notice required under any law or collective bargaining agreement has been, or prior to Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three (3) years, the Company has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance ("WARN ACT").

         3.19 WORKERS COMPENSATION. There have been no expenses, obligations, duties or liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Person with whom the Company constitutes all or part of a controlled group (as defined in Section
4.14 of the Code) ("PLAN AFFILIATE") (or predecessors) since the Closing Date Balance Sheet Date for (a) costs, expenses and other liabilities under any workers compensation laws in the United States, regulations, requirements or programs and (b) any other medical costs and expenses. Except as set forth on
Schedule 3.19, to the Company's knowledge no claims, injuries, fact, event or condition exists which would give rise to a material claim (individually or in the aggregate) by employees and former employees (including dependents and spouses) of the Company or Plan Affiliate under any United States workers compensation laws, regulations, requirements or programs.

         3.20 SUPPLIERS. Schedule 3.20 is a complete and correct list of the ten
(10) largest suppliers to the Company (in terms of the Company's purchases from such suppliers during the two (2) most recently completed fiscal years) of key materials and services and commodities, exclusive of utility services. In the last twelve (12) months, no such supplier has canceled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Company. The Company has received no written notice, nor does the Company have knowledge that any such supplier intends to cancel or otherwise adversely modify its relationship with the Company on account of the acquisition of the Assets by Buyer or otherwise.

         3.21 CUSTOMERS. Schedule 3.21 is a complete list by dollar volume of sales made or services provided during the two (2) most recently completed fiscal years, to the ten (10) largest customers of the Company. Except as set forth on Schedule 3.21, in the last twelve (12) months, no customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company, or reduced, or threatened to reduce, its business with the Company. The Company has received no written notice nor does the Company have any knowledge that any such customer intends to cancel or otherwise adversely modify its relationship with the Company.

         3.22 DISTRIBUTORS AND REPRESENTATIVES. Schedule 3.22 is a complete list of all distributors, representatives and agents for the sale of the products of the Business made during the two (2) most recently completed fiscal years and all distributors, representatives and agents to whom the Company has given any exclusive rights with respect to territories or products in connection with the Business, indicating in each case the existing contractual arrangements, if any, with such distributor, representative or agent. Except as set forth on Schedule 3.22, in the last twelve (12) months, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor has any present independent distributor, wholesaler, sales representative or agent indicated any intention to terminate or materially change the terms of its relationship with the Company or reduce future purchases from the Company.

         3.23 AFFILIATE TRANSACTIONS. Schedule 3.23 sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the direct or indirect benefit of any Affiliate or former Affiliate of the Company ("AFFILIATE TRANSACTIONS") since January 1, 1998. Except as set forth on
Schedule 3.23, no officer, director, employee, stockholder or Affiliate or any entity in which any such Person or individual is an officer, director or the owner of fifteen percent (15%) or more of the beneficial ownership interests, is a party to any agreement, contract, commitment or transaction with the Company or has any interests in any property used by the Company. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arms-length negotiation, except as disclosed on Schedule 3.23. Except as set forth in Schedule 3.23, neither the Company nor any of its Affiliates has any direct or indirect interest in any competitor.

         3.24 INSURANCE POLICIES. Schedule 3.24 contains a correct and complete list and description of all present insurance policies owned by the Company pertaining to the Business or its assets. The present insurance policies are in full force and effect, and the Company is not in default under any of them. The Company has received no written notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies nor, to the knowledge of the Company, is there any basis for any such action.

         3.25 BANK ACCOUNTS. Schedule 3.25 is a complete and correct list of each bank in which the Company has an account, safe deposit box, or lockbox pertaining to the Business, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

         3.26 TAXES.

              (a) The Company has filed all Tax Returns that it is required to have filed prior to the date hereof, including any extension of time for the filing thereof, and such returns are true and correct in all material respects and have been prepared in a manner consistent with prior periods. All Taxes owed as of the Closing Date Balance Sheet Date by the Company (whether or not shown on any Tax Return) have been paid or are accrued for on the Closing Date Balance Sheet in accordance with GAAP consistent with past practice. All Taxes owed by the Company will be paid or accrued on the Company's books and records (in accordance with GAAP and the past custom and practice of the Company) for the ordinary course transactions of the Company through the Closing Date.

              (b) There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

              (c) There are no agreements, waivers or other arrangements providing for extension of filing with respect to any Tax Return. There are no unexpired waivers of any statute of limitations with respect to any Taxes.

              (d) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              (e) Except for amounts which have been withheld and not paid, but which have been accrued on the Company's books in the ordinary course of business, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (f) The Company is not a party to any action or proceedings by any governmental authority for the collection or assessment of Taxes.

              (g) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the stockholders and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority.

          (h) The Company has delivered to Buyer correct and complete copies of all federal and state income and sales Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997.

          (i) The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any Person under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii).

          (j) The Company has not made any change in any method of accounting which could give rise to the recognition of income or to Tax liability following the date hereof. The Company has not made any closing adjustment in connection with an audit which could give rise to the recognition of income or to Tax liability following the date hereof. The Company has not entered into any installment sale transaction which could give rise to the recognition of income or to Tax liability following the date hereof.

          (k) The unpaid Taxes of the Company did not, as of the Closing Date Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     3.27 LITIGATION. Except as set forth on Schedule 3.27, there are no claims, counter- claims, actions, suits, grievances, arbitrations, orders, proceedings or, to the knowledge of the Company, investigations pending or, to the knowledge of the Company, threatened, against or involving the Company (or pending or, to the knowledge of the Company, threatened against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), the Assets, any Employee Benefit Plan, or relating to the transactions contemplated hereby, before any court, agency, arbitrator or other governmental body; nor, to the knowledge of the Company, is there any reasonable basis for any such claim, action, suit, proceeding or governmental investigation. Except as set forth in Schedule 3.27, the Company is not directly subject to or affected by any order, judgment, decree or ruling of, or settlement enforceable in, any court or governmental agency. Except as set forth on Schedule 3.27, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

     3.28 PRODUCT WARRANTIES. Except as set forth on Schedule 3.28, all products designed, manufactured, sold, serviced, leased or distributed by the Company (the "PRODUCTS") at any time on or prior to the date hereof have been in conformance with all applicable contractual commitments and all express or implied warranties of the Company, and no liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof (except as may be reflected or reserved for in the Financial Statements). Except as set forth on Schedule 3.28, the Company has not been notified in writing of any claims for and, to the knowledge of the Company, there are no threatened claims for any product returns, recalls, warranty obligations or product services relating to any of its Products (including, without limitation, information products) or services.

     3.29 DEFECTS IN PRODUCTS OR DESIGNS; PRODUCT SAFETY.

          (a) There has been no pattern of defects in the design, construction, manufacturing or installation of any Product by the Company or its employees or agents in connection with the Business that would adversely affect the performance or quality of such Product. Each Product has been designed, manufactured, packaged and labeled in compliance with all regulatory, engineering, industrial and other codes applicable thereto and the Company has received no written notice of any alleged noncompliance with any such code. Each Product advertised or represented as being rated or approved by a rating organization, such as Underwriters' Laboratories or other similar organizations, complies with all conditions of such rating or approval. The amounts reflected as product liability reserves in the Financial Statements are sufficient to satisfy any claims, whether known or unknown, fixed or contingent, which have been or may be made against the Company with respect to product liability claims.

          (b) The Company has not been required to file, nor has it filed, a notification or other report with the United States Consumer Product Safety Commission or any other governmental agency concerning actual or potential hazards with respect to any Product.

     3.30 ENVIRONMENTAL AND SAFETY REQUIREMENTS. Except as set forth on Schedule 3.30:

          (a) To the knowledge of the Company, the Company has complied and is in compliance with all applicable Environmental and Safety Requirements, and the Company possesses all required Permits and has filed all notices or applications, required thereby.

          (b) (i) The Company has never generated, transported, treated, stored, disposed of, arranged for the disposal of or otherwise handled any Hazardous Materials at any site, location or facility owned or operated or used by the Company in the Business or at any offsite location and (ii) no Hazardous Materials are present on, in, under or emanating from the Leased Real Property, and the Leased Real Property contains no Hazardous Materials except as, for either (i) or (ii), would not result in a condition in violation of, or any liability under, any applicable

Environmental and Safety Requirements. To the knowledge of the Company, there are no underground storage tanks on the Leased Real Property.

          (c) The Company has not been subject to, nor has the Company received any notice (written or oral) of, any private, administrative or judicial action, order, or investigation or any notice (written or oral) of any intended private, administrative, or judicial action, order or investigation relating to any violation of Environmental and Safety Requirements or the presence or alleged presence of Hazardous Materials in, under, upon, or emanating from any real or immovable property now or previously owned or used by the Company in the Business or any offsite location, and, to the knowledge of the Company, there is no reasonable basis in fact or law for any such notice or action; and there are no pending or threatened actions, investigations or, to the knowledge of the Company, orders or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.

          (d) To the knowledge of the Company, no facts, events or conditions with respect to the past or present operations or facilities of the Company, its assets or the Business exist which would reasonably be expected to interfere with or prevent continued compliance with, or would give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving its assets or the Business under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

          (e) There are no engineering or environmental studies with respect to the Company, the Leased Real Property or the Business of which the Company has possession or control.

          (f) For purposes of this Agreement, "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public health and safety, worker health and safety, pollution or protection of the environment, all as amended or hereafter amended. For purposes of this Agreement, "HAZARDOUS MATERIALS" means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. ss.2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

     3.31 CONDUCT OF THE BUSINESS. Except as set forth on Schedule 3.31, since the Closing Date Balance Sheet Date, the Company has conducted the Business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no Material Adverse Change. Without limitation of the foregoing and except as set forth on Schedule 3.31, since the Closing Date Balance Sheet Date, the Company has not:

          (a) accelerated or delayed the manufacture, shipment or sale of any product in a manner inconsistent with past practices;

          (b) sold, assigned or transferred any asset or property right (other than inventory in the ordinary course of business), or mortgaged, pledged or subjected such asset or property right to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;

          (c) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which are required for the operation of the Company, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets;

          (d) made or granted any increase in, or amended (except as may be required by law) or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into, modified or terminated any new collective bargaining agreement or multiemployer plan;

          (e) undertaken any employee layoffs that could implicate the WARN Act, as defined in SECTION 3.18 hereof;

          (f) conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) or maintained the books and records of the Company other than in the usual and ordinary course of business consistent with past custom and practice;

          (g) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any stockholder, employee, officer or director of the Company other than ordinary course advances for travel and entertainment;

          (h) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of value in excess of $25,000, whether or not covered by insurance and whether or not in the ordinary course of business;

          (i) received notification that any customer or supplier will stop or decrease in any material respect the rate of business done with the Company;

          (j) issued any security of the Company or granted any rights to purchase any securities of the Company;

          (k) declared, set aside or paid any dividend or distribution of cash or other property or purchased, redeemed or otherwise acquired any shares of the Company's capital stock, or made any other payments to any stockholder;

          (l) amended or authorized the amendment of the governing documents of the Company;

          (m) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or

          (n) committed to any of the foregoing.

     3.32 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor, to the knowledge of the Company, any manager, officer, agent, employee or other Person acting on behalf of the Company has (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. ss.79dd-2), as amended, or any other applicable foreign, federal or state law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts.

     3.33 GOVERNMENT CONTRACTS. Except as set forth on Schedule 3.33, the Company is not party to, or bound by the provisions of, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or any department, agency, or instrumentality thereof or any state or local governmental agency or authority.

     3.34 CORPORATE NAME; BUSINESS LOCATION. During the past ten (10) years, except as set forth on Schedule 3.34, the Company has not been known as or used any corporate, fictitious or trade name except "THM Biomedical, Inc." Except as set forth on Schedule 3.34, the Company has not been the surviving corporation of a merger or consolidation nor has it acquired all or substantially all of the assets of any Person. During the past ten (10) years, the Company has not had an office or place of business other than as listed on Schedule 3.34.

     3.35 DISCLOSURE. This Agreement, the Company Transaction Documents, the schedules and exhibits hereto, and the financial statements and other materials referred to herein as having been delivered to Buyer, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known to the Company, Thomas Maas, William Maas and/or John Brekke relating to the business, affairs, assets, prospects, operations, employee relations or condition, financial or otherwise, of the Company that may materially adversely affect the same which has not been disclosed in writing to Buyer by the Company.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     4.2 AUTHORIZATION. The execution and delivery of this Agreement and the Buyer Transaction Documents, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action. This Agreement and the other Buyer Transaction Documents constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

     4.3 NO VIOLATION. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated herein and therein will not:

          (a) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Buyer is now a party or by which any of its properties or assets may be bound;

          (b) violate any order, writ, injunction regulation, statute or decree of any court, administrative agency or governmental body specifically applicable to Buyer; or

          (c) violate any provision of the governing documents of Buyer.

     4.4 NO CONSENT REQUIRED. No consent, approval, order or authorization of, or declaration, filing or registration with, any person or governmental authority is required to be made or obtained by Buyer in connection with the authorization, execution, delivery or performance of this Agreement, the other Buyer Transaction Documents or the transactions contemplated hereby and thereby.

     4.5 DISCLOSURE. This Agreement, the Buyer Transaction Documents, the schedules and exhibits hereto, and the financial statements and other materials referred to herein as having been delivered to the Company, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known to Buyer relating to the business, affairs, assets, prospects, operations, employee relations or condition, financial or otherwise, of Buyer that may materially adversely affect the same which has not been disclosed in writing to the Company by Buyer.

                                    ARTICLE V

                                     CLOSING

     5.1 CLOSING. The transactions that are the subject of this Agreement shall be consummated at a closing (the "CLOSING") which shall be held at the offices of Katten Muchin Zavis, 525 West Monroe Street, Chicago, Illinois 60661 (or at such other place as the parties may mutually agree), on a date reasonably designated by the Buyer (the "CLOSING DATE"). Notwithstanding the foregoing, the transactions that are the subject of this Agreement shall be deemed to have occurred as of the close of business on August 31, 2000.

     5.2 DELIVERIES BY THE COMPANY. At the Closing, the Company shall execute and deliver to Buyer:

          (a) Instruments of Conveyance. The Bill of Sale in the form attached hereto as Exhibit 1.3(a).

          (b) Opinion of Counsel. An opinion of counsel of the Company, dated as of the Closing Date, in the form of Exhibit 5.2(b) attached hereto.

          (c) Certificate of Thomas Maas, William Maas and John Brekke; Resolutions. A certificate of Thomas Maas, William Maas and John Brekke certifying as to (i) the accuracy and completeness of the representations and warranties of the Company set forth herein; (ii) resolutions of the Board of Directors and Stockholders of the Company authorizing the execution and delivery of this Agreement and the Company Transaction Documents and the performance of the transactions contemplated hereby and thereby; (iii) a certificate of good standing of the Company, dated as of a date not more than fifteen (15) days prior to the Closing Date, issued by the Secretary of State of Minnesota; (iv) its By-laws and (v) its Articles of Incorporation, certified by the Secretary of State of the State of Minnesota.

          (d) Third Party Consents. Third party consents in the form attached hereto as Exhibit 5.2(d) for those contracts identified on Schedule 3.6.

          (e) Non-Competition Agreements. The Non-Competition Agreements, executed by each of Thomas Maas and William Maas.

          (f) Employment Agreement. The Employment Agreement, executed by John Brekke.

     5.3  DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to the
Company:

          (a) Instruments of Assumption. The Bill of Sale, executed by Buyer.

          (b) Initial Cash Payment. The Initial Cash Payment wired to the bank account(s) designated by the Company.

          (c) Notes. The Notes, executed by Buyer.

          (d) Resolutions. Resolutions of Buyer authorizing the execution and delivery of this Agreement and the Buyer Transaction Documents and the performance of the transactions contemplated hereby and thereby certified by the Secretary of Buyer.

          (e) Other Agreements. The Non-Competition Agreements and the Employment Agreement, each executed by KNSY.

                                   ARTICLE VI

                             COVENANTS AFTER CLOSING

     6.1 THE COMPANY'S ACCESS TO INFORMATION. After the Closing Date, Buyer will give, or cause to be given, to the Company, its officers, directors and stockholders and their representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents and at the Company's expense copies of titles, contracts, books, records, files and documents as is necessary to allow the Company and its officers, directors and stockholders to obtain information in connection with the preparation and any audit of the Company's Tax Returns and any claims, demands, other audits, suits, actions or proceedings by or against the Company as the previous owners and operators of the Business. Buyer agrees to cooperate fully with the Company after the Closing Date, at the Company's expense, with respect to any claims, demands, tax or other audits, suits, actions and proceedings by or against the Company as the previous owners and operators of the Business.

     6.2  INTENTIONALLY OMITTED.

     6.3 LIABILITY FOR TAXES; RETENTION OF RECORDS. In accordance with SECTION 6.4, the Company shall indemnify and hold Buyer harmless from and against all liabilities for Taxes imposed upon, or incurred by, the Company at any time or attributable to the operation of the Business prior to the Closing Date. Buyer and the Company shall retain all books, records and other data pertaining to Tax matters for all open periods through the Closing Date. In particular, Buyer and the Company shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operation of the Company prior to the Closing Date, until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Company, any extensions thereof) of the respective Tax periods.

     6.4  INDEMNIFICATION.

          (a) Indemnification by the Company and the Stockholders. Subject to the indemnification limits described under subparagraph 6.4(h) below, from and after the Closing, the Company and the Stockholders, severally (based upon their proportionate ownership of Company common stock set forth on Schedule 3.3) and not jointly, agree to indemnify, defend and save Buyer, KNSY and their Affiliates and Plan Affiliates, and each of their respective officers, directors, employees, attorneys, agents, Employee Benefit Plans and fiduciaries, plan administrators or other parties dealing with such plans (each, a "BUYER INDEMNIFIED PARTY"), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expense of any and all investigations, proceedings, judgments, environmental analysis, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "LOSSES") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

              (i) any misrepresentation or breach of a representation or warranty made herein or in the Company Transaction Documents by the Company;

              (ii) any non-compliance with or breach by the Company of any of the covenants or agreements contained in this Agreement or the Company Transaction Documents to be performed by the Company;

              (iii) any liability or obligation of the Company or any assertion against a Buyer Indemnified Party, arising out of or relating, directly or indirectly, to any of the Excluded Liabilities; and

              (iv) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an alleged agreement between claimant and the Company or any of its Affiliates.

          (b) Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save the Company, its Affiliates, the Stockholders, and the Company's officers, directors, employees, attorneys, agents and fiduciaries (each, a "COMPANY INDEMNIFIED PARTY") forever harmless from and against, and to promptly pay to a Company Indemnified Party or reimburse a Company Indemnified Party for, any and all Losses sustained or incurred by any Company Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

              (i) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by Buyer;

              (ii) non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or the Buyer Transaction Documents to be performed by Buyer;

              (iii) any liability or obligation of Buyer or any assertion against a Company Indemnified Party, arising out of or relating, directly or indirectly, to any of the Assumed Liabilities;

              (iv) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer; and

              (v) any obligation of Buyer arising out of the conduct of the Business after the Closing Date.

          (c) Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person or entity who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to, any domestic or foreign court or governmental authority, federal, state or local) (a "THIRD PARTY CLAIM") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim (and attaching a copy of all papers served with respect to such claim) to the Indemnifying Party within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) (the "CLAIM NOTICE"). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "DEFENSE NOTICE") within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("DEFENSE COUNSEL"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval, provided that the Indemnifying Party shall be entitled to take such action as is reasonable under the circumstances to protect its rights pending agreement upon the selection of Defense Counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if the Third Party Claim seeks injunctive or other equitable relief or if the Indemnified Party, in the Claim Notice, states that, based on advice of counsel, it believes that its interests in the Third Party Claims are or can reasonably be expected to be adverse to the interests of Indemnifying Party.

              (i) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith. If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim because of reasons set forth in the last sentence of the preceding paragraph, the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.

              (ii) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

              (iii) The Indemnifying Party may enter into any settlement of any Third Party Claim or cease to defend against such claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim or cease to defend against such claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement or cessation, (A) injunctive or other equitable relief would be imposed against the Indemnified Party, or (B) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

              (iv) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

It is understood and agreed that if the Indemnifying Party is the Company and/or the Stockholders collectively for purposes of this paragraph (c) the Stockholders' Representative shall be the agent of such persons respect to the matters arising hereunder in accordance with the provisions of SECTION 7.16.

          (d) Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this
SECTION 6.4. Any claim under this SECTION 6.4 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claims, which satisfaction shall, in the case of the Indemnifying Party being the Company and the Stockholders, be in accordance with the offset provisions of SECTION 6.4(H). If the Indemnifying Party disputes the Direct Claim asserted by the Indemnified Party, such dispute shall be resolved in accordance with the provisions of
SECTION 7.8 herein. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this SECTION
6.4 or otherwise.

          (e) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in SECTION 6.4(C) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure to give timely notice.

          (f) Survival of Representations and Warranties: Time Limits on Indemnification Obligations. All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions until they expire and terminate on the fourth (4th) anniversary of this Agreement, except the representations and warranties contained in (i)
SECTION 3.1 (AUTHORITY), SECTION 3.2 (ORGANIZATION AND QUALIFICATION) and
SECTION 3.9(A) (TITLE TO ASSETS) shall survive indefinitely, (ii) SECTION 3.26 (TAXES) shall survive until thirty (30) days after the expiration of all applicable statutes of limitations (including extensions of said statutes) and
(iii) SECTION 3.15 (INTELLECTUAL PROPERTY) shall survive until the third (3rd) anniversary of the date of this Agreement. In the event Buyer incurs a Loss (or asserts that a Loss may result from a contingent or unliquidated claim) and a claim is filed, prior to the end of such applicable period, the termination date shall be extended until such claim is fully resolved and Buyer appropriately indemnified for such Loss.

          (g) Adjustment to Purchase Price. Any indemnification received under
SECTION 6.3 or this SECTION 6.4 shall be, to the extent permitted by law, an adjustment to the Purchase Price.

          (h) Indemnification Limits. The foregoing provisions of this SECTION
6.4 notwithstanding:

              (i) the Company and the Stockholders shall not be liable under the indemnification obligations set forth in SECTION 6.4(A)(I) of this Agreement until, and then only to the extent that, the aggregate amount of such indemnification obligation of the Company and the Stockholders exceeds $110,000 (the "BASKET AMOUNT"); provided, however, that the Basket Amount shall not apply to any indemnification arising under SECTION 6.4(A)(I) as a direct or indirect result of any fraudulent acts committed by the Company, or arising as a result of a breach of SECTION 3.7 (with regard to breaches relating to the Closing Date Balance Sheet), SECTION 3.9(A) (TITLE TO ASSETS), or SECTION 3.26 (TAXES);

              (ii) with respect to all indemnification obligations of the Company and the Stockholders other than for fraudulent acts committed by the Company or arising as a result of a breach of SECTION 3.1 (AUTHORITY),
     SECTION 3.2 (ORGANIZATION), SECTION 3.9(A) (TITLE TO ASSETS) and SECTION
     3.26 (TAXES) the aggregate indemnification obligation of the Company and the Stockholders shall not be greater than the remaining aggregate Quarterly Payments owed the Stockholders pursuant to SECTION 2.1(B) (the "CEILING AMOUNT") and the only source of recovery for such indemnification obligations shall be to withhold payment of and offset amounts due under the Notes severally payable to the

     Stockholders, which Buyer is hereby authorized to do, subject to the provisions of SECTION 7.8;

              (iii) the Ceiling Amount with respect to a breach of SECTION 3.15 shall be, notwithstanding the provisions of subparagraph (ii) above, $4,500,000 (the "IP CEILING AMOUNT"), at all times during the three year period ending on the third anniversary date of the Closing Date except that the IP Ceiling Amount shall not apply with respect to a breach of SECTION
     3.15 resulting, directly or indirectly, from any fraudulent acts committed by the Company; and

              (iv) Buyer shall not be liable under the indemnification obligations set forth in SECTION 6.4(B)(I) of this Agreement after the aggregate amount of such indemnification obligation of Buyer exceeds $4,500,000 (the "BUYER INDEMNIFICATION CEILING AMOUNT"); provided, however, that the Buyer Indemnification Ceiling Amount shall not apply to any indemnification arising under SECTION 6.4(B)(I) as a direct or indirect result of any fraudulent acts committed by Buyer.

     6.5  RESTRICTIVE COVENANTS.

          (a) Company's Acknowledgment. The Company agrees and acknowledges that it is necessary that the Company undertake not to utilize its special knowledge of the Business and its relationships with customers and suppliers of the Company to compete with Buyer and the Company.

          (b) Non-Compete. The Company hereby agrees that for a period commencing on the Closing Date and ending five (5) years from the Closing Date (the "RESTRICTED PERIOD"), the Company will not, directly or indirectly, as agent, consultant, stockholder, manager, partner or in any other capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in the world (the "TERRITORY").

          (c) Non-Solicitation. Without limiting the generality of the provisions of SECTION 6.5(B) above, the Company hereby agrees that during the Restricted Period they will not, directly or indirectly, solicit, or participate as agent, consultant, stockholder, manager, partner or in any other capacity in any business which solicits, business from any Person which is or was a customer or supplier of the Business during the three (3) year period preceding the date of such solicitation, or from any successor in interest to any such Person for the purpose of securing business or contracts related to the Business. In addition, the Company hereby agrees that during the Restricted Period they will not directly or indirectly buy or engage in any discussions with any acquisition candidate with which the Company has engaged in discussions in the two (2) year period preceding the Closing.

          (d) Confidential Information. During the term of this Agreement and thereafter, the Company shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of the Company or any third party, any Confidential Information. As used in this SECTION 6.5(D), "CONFIDENTIAL INFORMATION" shall mean any information relating to the business or affairs of Buyer or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or the Buyer in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or enters the public domain through no wrongful act on the part of the Company.

          (e) Interference with Relationships. During the Restricted Period, the Company shall not, directly or indirectly, as agent, consultant, stockholder, manager, partner or in any other capacity without the prior written consent of Buyer employ, or engage, recruit or solicit for employment or engagement, any person who is employed or engaged by the Company on the date hereof and who is employed by the Buyer following the Closing, or otherwise seek to influence or alter any such person's relationship with Buyer.

          (f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this
SECTION 6.5 too lengthy or the Territory too extensive, the other provisions of this SECTION 6.5 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or Territory to permissible duration or size.

          (g) Property of the Business. All memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which will become Buyer's property (after the consummation of transactions contemplated by this Agreement), shall become Buyer's property and shall be delivered to Buyer promptly on the request of Buyer.

          (h) Remedies. The Company acknowledges and agrees that the covenants set forth in this SECTION 6.5 hereof are reasonable and necessary for the protection of Buyer's business interests, that irreparable injury will result to Buyer if the Company breaches any of the terms of this SECTION 6.5, and that in the event of the Company's actual or threatened breach of any of the provisions contained in this SECTION 6.5, Buyer will have no adequate remedy at law. The Company accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this SECTION 6.5, Buyer shall be entitled to such injunctive and other equitable relief, without the necessity of showing actual monetary damages or posting of a bond, as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages which it is able to prove.

     6.6 NAME CHANGE. The Company shall, as soon as practicable after the Closing, either (i) cease to use the name "THM Biomedical" and commence dissolution proceedings, or (ii) change its legal name to a name dissimilar to "THM Biomedical".

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 NOTICES, CONSENTS, ETC. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally,
(b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

          (a) If to Buyer:

                    THM Acquisition Sub, Inc.
                    c/o Kensey Nash Corporation
                    55 East Uwchlan Avenue
                    Exton, Pennsylvania 19341
                    Fax No.:   (610) 524-0265
                    Attention: Holly C. Harrity



              with a copy to:

                    Katten Muchin Zavis
                    525 West Monroe Street, Suite 1600
                    Chicago, Illinois 60661-3693
                    Fax No.:   (312) 902-1061
                    Attention: David R. Shevitz, Esq.

          (b) If to the Company:

                    THM Biomedical, Inc.
                    c/o Lakeside Mills
                    325 Lake Avenue South
                    Suite 612
                    Duluth, Minnesota 55802-2397
                    Fax No.:   (218) 723-1539
                    Attention: Thomas H. Maas
              with copies to:

                    Lindquist & Vennum, P.L.L.P.
                    4200 IDS Center
                    Minneapolis, Minnesota 55402
                    Fax No.:   (612) 371-3207
                    Attention: Richard A. Primuth, Esq.

          (c) If to the Stockholders:

                    Thomas H. Maas
                    Stockholders' Representative
                    2900 London Road
                    Duluth, Minnesota 55804

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified or registered mail, (y) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding business day after transmission by facsimile.

     7.2 PUBLIC ANNOUNCEMENTS. The Company shall not make any public announcement or filing with respect to the transactions provided for herein without the prior consent of Buyer. Any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made by Buyer, subject to prior review by the Company, if practical.

     7.3 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

     7.4 AMENDMENT AND WAIVER. This Agreement may be amended, or any provision of this Agreement may be waived, provided, that, any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided, that, any such amendment or waiver will be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

     7.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

     7.6 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     7.7 HEADINGS. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     7.8 GOVERNING LAW; ARBITRATION. This Agreement shall be construed and governed in accordance with the internal laws of the State of Minnesota without regard to the principles of conflicting laws. The parties shall negotiate in good faith to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement or the breach of any provision of this Agreement. Any matter not resolved by negotiation shall be settled (a) first, by the parties trying in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") (such mediation session to be held in Chicago, Illinois and to commence within thirty (30) days of the appointment of the mediator by the AAA), and (b) if the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Chicago, Illinois before a single arbitrator and to commence within thirty (30) days of the appointment of the arbitrator by the AAA or such later date as is reasonable under the circumstances), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this SECTION 7.8 shall be construed to prevent Buyer from seeking equitable relief through a court of law for violations of SECTION 6.5 of this Agreement.

     7.9 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, provided, however, that Buyer shall be allowed to assign its rights and benefits hereto to (a) an Affiliate so long as the Affiliate assumes Buyer's obligations hereunder, (b) in connection with a sale of all or substantially all of Buyer's assets so long as the assignee assumes Buyer's obligations hereunder and (c) to Buyer's lenders as collateral for security purposes.

     7.10 DEFINITIONS. For purposes of this Agreement, the following terms have the meaning set forth below:

          "AFFILIATE" means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person or body corporate and shall also include, for individuals, any spouse, sibling, direct ancestor, child or grandchild, or any spouse of a sibling, direct ancestor, child or grandchild.

          "BUYER TRANSACTION DOCUMENTS" means the Bill of Sale, the Note, the Non-Competition Agreements and the Employment Agreement, and any other agreement, document, certificate or instrument to which the Buyer is a party and which is being delivered pursuant to this Agreement.

          "CHANGE OF CONTROL" means a change in control which would be required to be reported in response to item 6(e) on Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the company is then subject to such reporting requirement, including, without limitation, if:

          (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company's then outstanding securities;

          (b) The company consummates a merger, consolidation, share exchange, division or other reorganization of the company with any corporation or entity, unless the shareholders of the company immediately prior to such transaction beneficially own, directly or indirectly (A) if the company's is the surviving corporation in such transaction, 50% or more of the combined voting power of the company's outstanding voting securities as well as 50% or more of the total market value of the company's outstanding equity securities, or (B) if the company is not the surviving corporation, 51% of the combined voting power of the surviving entity's outstanding voting securities as well as 51% or more of the total market value of such entity's outstanding equity securities; or

          (c) Any sale or transfer of all or substantially all of the assets of the company to another person.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY TRANSACTION DOCUMENTS" means the Bill of Sale, and any other agreement, document, certificate or instrument signed by Thomas H. Maas on behalf of the Company to which the Company is a party and which is being delivered pursuant to this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board (or any successor authority) that are applicable as the date of determination, consistently applied.

          "KNOWLEDGE" means, with respect to (i) the Company, knowledge that is actually possessed by Thomas Maas, William Maas and/or John Brekke, and (ii) any other Person, knowledge that is actually possessed by such Person.

          "MATERIAL ADVERSE EFFECT" means any change or effect that (i) individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of the Material Adverse Effect, is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operation or prospects of the Company taken as a whole, or (ii) materially adversely affects the ability of the Company to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, or (iii) materially adversely affects the ability of Buyer to conduct the Business after the Closing Date substantially as such Business is being conducted as of the date hereof.

          "PERMITTED LIENS" means (i) liens for Taxes not yet due and payable or delinquent, (ii) minor imperfections of title, easements, restrictions and encumbrances of record, (iii) liens in respect of pledges or deposits under workmans' compensation laws or similar legislation and (iv) carrier's, warehouseman's mechanics, laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings disclosed on Schedule 3.28 which, in the case of all of the foregoing (i)- (iv), could not be reasonably expected to, individually or in the aggregate, materially interfere with the present use of or materially impair the value of such assets or properties or otherwise have a Material Adverse Effect.

          "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, provincial, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

          "TAX" means any federal, provincial, state, local or foreign income, profits, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, place of business, excise, natural resources, capital, severance, stamp, occupation, premium, windfall profit, environmental, customs, (or similar) duties, real or immovable property, personal or movable property, intangible property, capital stock, social security, employment, unemployment, disability, payroll, license, deductions at source employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; whether disputed or not.

          "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "TRANSACTION DOCUMENTS" means the Buyer Transaction Documents and the Company Transaction Documents.

     7.11 ENTIRE AGREEMENT. This Agreement, the Preamble and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including, without limitation, the term sheet), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

     7.12 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

     7.13 INTERPRETATIVE MATTERS. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term "including" shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     7.14 BROKERS AND TRANSACTION PAYMENTS. Except as set forth on Schedule 7.14, each party warrants to the other that it has not employed or used the services of or incurred any liability to any broker, finder or other third party in connection with the transaction contemplated by this Agreement. The Company and the Stockholders shall indemnify Buyer for any claims made by those Persons set forth on Schedule 7.14 in accordance with SECTION 6.4(A)(IV) of this Agreement.

     7.15 FURTHER ASSURANCES. The Company will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm, or evidence the transactions contemplated hereby. The Company and Buyer will also do such acts as are necessary to perform their representations, warranties, covenants and agreements herein.

     7.16 APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. Each of the Stockholders signing this Agreement hereby appoints Thomas H. Maas (the "STOCKHOLDERS' REPRESENTATIVE") with full power and authority to act as the representative, agent and attorney-in-fact of each such Stockholder in connection with fulfilling the obligations of such Stockholders under this Agreement and to perform all acts required hereunder, including, but not limited to, (i) making all decisions relating to the resolution and settlement of any disputes under this Agreement, whether relating to such Stockholders' indemnification obligations hereunder or otherwise, and, in connection therewith, without limitation, receiving and delivering all notices, giving all approvals and waivers, signing and entering into all agreements, releases, certificates and instruments and exercising all rights of each such Stockholder in regard to his rights and obligations under this Agreement, (ii) directing Buyer to pay funds otherwise payable pursuant to the Notes delivered under SECTION 2.1, paragraph
(b) to the Stockholders' Representative to enable Stockholders' Representative to have funds available to pay expenses incurred in the performance of his duties hereunder; and (iii) taking in general all action which the Stockholders' Representative, in his sole discretion, considers necessary or proper in connection with or to carry out the transactions contemplated herein. Each of the Stockholders signing this Agreement acknowledges and agrees that any payment made to the Stockholders' Representative pursuant to clause (ii) of the preceding sentence shall be deemed payment of such amount to the Stockholder for purposes of discharging Buyer's obligation to such Stockholder. If the Stockholders' Representative shall die, become totally incapacitated, shall otherwise be unable to perform his or her duties or shall resign from such position, the Stockholders holding a majority of the Company's stock on the date hereof shall appoint the new Stockholders' Representative to fill such vacancy ("ALTERNATE STOCKHOLDERS' REPRESENTATIVE") and shall notify Buyer concurrent with making such appointment. All decisions and actions of the Stockholders' Representative or the Alternate Stockholders' Representative shall be binding upon all of the Stockholders and no Stockholder shall have the right to object, dissent from, protest or otherwise contest the same. The Buyer shall be permitted to rely upon any written instrument or document executed by the Stockholders' Representative or Alternative Stockholders' Representative. Buyer agrees and acknowledges that the Stockholders' Representative, the Alternate Stockholders' Representative and their respective affiliates shall have no liability to Buyer for any act or omission in their capacity as the Stockholders' Representative and the Alternate Stockholders' Representative. Each Stockholder agrees and acknowledges that the Stockholders' Representative, the Alternate Stockholders' Representative and their respective affiliates shall have no liability to such Stockholder for any act or omission in their capacity as the Stockholders' Representative and the Alternate Stockholders' Representative except acts or omissions of the Stockholders' Representative or the Alternate Stockholders' Representative which constitute gross negligence, fraud or willful violation of law. To the extent Stockholders' Representative requires funds to fulfill his obligations under this SECTION 7.16 in addition to funds derived from Buyer's payment obligations under the Notes, each Stockholder severally covenants to reimburse the Stockholders' Representative or the Alternate Stockholders' Representative on demand for such Stockholder's pro rata share (determined in proportion to the percentage of Company shares owned as shown on Schedule 3.3) of all expenses incurred by the Stockholders' Representative or the Alternate

Stockholders' Representative in the performance of his duties hereunder. The Stockholders' Representative, the Alternate Stockholders' Representative and their affiliates shall be and hereby are indemnified and held harmless by each Stockholder from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of any nature whatsoever known or unknown, liquidated or unliquidated, that may be asserted against the Stockholders' Representative, the Alternate Stockholders' Representative or any of their affiliates or in which any of such persons may become involved, as a party or otherwise, arising out of the performance of the duties set forth in this SECTION 7.16; provided, that, the maximum liability of any Stockholder pursuant to this SECTION 7.16 to the Stockholders' Representative shall be limited to and not exceed the portion of the Purchase Price payable to such Stockholder less the amount paid to Buyer to fulfill the indemnification obligation of such Stockholder pursuant to this Agreement (it being understood that nothing in this SECTION 7.16 shall affect or diminish any Stockholder's indemnification obligation to Buyer pursuant to this Agreement), provided further, that, neither the Stockholders' Representatives, the Alternate Stockholders' Representative nor any of their affiliates shall be entitled to indemnification hereunder if it shall have been determined by a court of competent jurisdiction or as part of a settlement that such person acted so as to be liable for gross negligence, fraud or willful violation of law.

     7.17 GUARANTY. KNSY hereby unconditionally guarantees (the "GUARANTY") to the Company and the Stockholders (collectively, the "BENEFICIARIES") the full and complete performance and observance by Buyer of all covenants, conditions and agreements contained in this Agreement to be performed and/or observed by Buyer hereunder, including, without limitation, the obligations of Buyer to make the Quarterly Payments pursuant to SECTION 2.1(B) (the "OBLIGATIONS"). The undersigned further covenants and agrees that this Guaranty shall remain and continue in full force and effect as to any amendment or modification of this Agreement.

     KNSY hereby agrees that its liability under this Guaranty shall not be affected or reduced by any agreement between the Beneficiaries and Buyer in regard to the compromise, settlement, surrender, release, discharge, renewal, extension, modification, amendment, alteration, subordination, or indulgence with respect to or failure, neglect or omission to collect or enforce the Obligations. KNSY hereby expressly waives diligence in collection or prosecution, presentment, demand or protest or in giving notice to anyone of protest, dishonor, default, or nonpayment or of the creation or existence of any Obligation or of the acceptance of this Guaranty or any other matters or things whatsoever relating to the Obligations. In their discretion, Beneficiaries may proceed to collect any and all Obligations directly from KNSY without first making demand upon Buyer.

     This is a continuing Guaranty and shall not be revoked by dissolution, merger, bankruptcy or insolvency of KNSY with respect to all Obligations arising prior to any such event. In the event that this Guaranty is revoked by KNSY, said revocation shall have no effect on the continuing liability of KNSY to guarantee unconditionally the prompt payment of all Obligations which arose before the revocation became effective, including such prior Obligations which were subsequently renewed, modified, or extended after the revocation became effective. If KNSY shall become the subject of any bankruptcy or insolvency proceedings, KNSY's liability hereunder to pay the Obligations shall become immediately due and payable whether or not the Obligations are then due and payable by the Buyer.

     This Guaranty shall inure to the benefit of the Beneficiaries, their successors and assigns and shall be binding on the administrators, successors and assigns of KNSY.

     Upon request, KNSY shall deliver a guaranty, substantially the same as the foregoing, specifically applicable to each of the Notes.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              THE COMPANY:

                              THM Biomedical, Inc., a Minnesota corporation

                              By:
                                  ------------------------------------------
                              Name:
                                    ----------------------------------------
                              Its:
                                   -----------------------------------------


                              BUYER:

                              THM Acquisition Sub, Inc., a Delaware corporation

                              By:
                                  ------------------------------------------
                              Name:
                                    ----------------------------------------
                              Its:
                                   -----------------------------------------


                              KNSY:

                              Kensey Nash Corporation, a Delaware corporation

                              By:
                                  ------------------------------------------
                              Name:
                                    ----------------------------------------
                              Its:
                                   -----------------------------------------


                              THE STOCKHOLDERS:


                              Thomas Maas


                              James Rhude


                              Edward Szachowicz


                              John Brekke


                              William Maas


                              Randall Maas


                              Michael Maas

                                    SCHEDULES


Schedule 1.2(b)     -       Excluded Liabilities
Schedule 2.1        -       Allocation of Payments
Schedule 2.3        -       Purchase Price Allocation
Schedule 3.3        -       Capital Stock
Schedule 3.6        -       Consents
Schedule 3.7        -       Financial Statements
Schedule 3.8        -       Liabilities
Schedule 3.9        -       Condition & Location of Assets
Schedule 3.10       -       Compliance with Laws; Permits
Schedule 3.11(a)    -       Leased Real Property
Schedule 3.13       -       Material Contracts
Schedule 3.14       -       Personal Property
Schedule 3.15       -       Intellectual Property
Schedule 3.16       -       Employee Benefit Plans
Schedule 3.17       -       Employees
Schedule 3.18       -       Labor and Employment Matters
Schedule 3.19       -       Workers Compensation
Schedule 3.20       -       Suppliers
Schedule 3.21       -       Customers
Schedule 3.22       -       Distributors and Representatives
Schedule 3.23       -       Affiliate Transactions
Schedule 3.24       -       Insurance
Schedule 3.25       -       Bank Accounts
Schedule 3.27       -       Litigation
Schedule 3.28       -       Product Warranties
Schedule 3.30       -       Environmental
Schedule 3.31       -       Conduct of Business
Schedule 3.33       -       Government Contracts
Schedule 3.34       -       Corporate Name; Business Location
Schedule 7.14       -       Brokers

                                    EXHIBITS


Exhibit 1.3         -  Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.1(b)      -  Form of Promissory Note
Exhibit 2.2(a)(i)   -  Form of Non-Competition Agreement for Thomas Maas
Exhibit 2.2(a)(ii)  -  Form of Non-Competition Agreement for William Maas
Exhibit 2.2(b)      -  Form of Employment Agreement
Exhibit 5.2(b)      -  Form of the Company's Counsel Opinion
Exhibit 5.2(d)      -  Form of Third Party Consent